EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2008, relating to the consolidated financial statements and financial statement schedule of Exactech, Inc. and subsidiaries (the “Company”) and of our report on internal control over financial reporting dated March 14, 2008, which appears in Exactech, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ MCGLADREY & PULLEN, LLP

Charlotte, North Carolina

March 31, 2008